Exhibit 99.1

WPX Energy, Inc. (NYSE:WPX) www.wpxenergy.com
News Release

DATE: July 14, 2015

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy to Enter Permian Basin with Transformative Transaction

•	Adds More Than 3,600 Gross Risked Drilling Locations in the Permian’s Delaware Basin

•	Significant High-Quality Resource Potential from 12 Benches in Stacked Reservoirs

•	Aligns with Strategy to Build Oil Inventory, Increase Cash Margins and Generate Attractive Returns

•	Upgrades Asset Portfolio and Accelerates Liquids Growth

•	Targeting Free Cash Neutral and Net Debt/EBITDAX ratio of 2x by Year-End 2017

TULSA, Okla. – WPX Energy (NYSE: WPX), a domestic energy producer with operations in the western United States, today announced a definitive merger agreement to acquire privately held RKI Exploration & Production, LLC for $2.35 billion plus the assumption of $400 million of debt.

The majority of RKI’s leasehold is located in Loving County, Texas, and Eddy County, N.M., where the company has four rigs deployed. RKI’s liquids-rich assets in the Permian Basin include:

•	Approximately 22,000 boe/d of existing production – more than half of which is oil

•	Approximately 92,000 net acres in the core of the Permian’s Delaware Basin – approximately 98 percent of which is held by production

•	More than 3,600 gross risked drilling locations across stacked pay intervals

•	More than 375 miles of scalable gas gathering and water infrastructure

The acquisition metrics include approximately $1.1 billion for the existing production at $50,000 per flowing barrel, approximately $500 million for the established midstream infrastructure, which equates to an average of $12,500 per acre – or $1.15 billion – for the undeveloped locations.

“This is a transformative opportunity that fits perfectly with our strategy to increase our oil production and high-quality oil inventory,” said Rick Muncrief, WPX president and chief executive officer. “RKI’s asset scale and concentrated acreage position allows for efficient, low-cost, multi-decade development in a world-class oil play.

“For our shareholders, this further drives high-margin oil growth, accelerates our portfolio transition to more liquids, and solidifies our premier position in the western United States, which enjoys the advantages of established infrastructure and higher realized commodity prices.

“I want to personally acknowledge RKI’s Founder, President and CEO, Ronnie Irani, and his team for the successful company they’ve built and for recognizing our ability to take these assets to the next level. We’re excited to bring two companies together to create a new one that will have a deep oil inventory, massive natural gas optionality and long-term growth visibility,” Muncrief added.

The Permian Basin is characterized by numerous stacked reservoirs, extensive production history, long-lived reserves and high drilling success rates. All of RKI’s Permian properties are located in the Delaware Basin.

RKI also has operations in Wyoming’s Powder River Basin. Those assets are not included in WPX’s purchase. RKI will divest or transfer out its Powder River Basin assets before completing the merger with WPX.

WPX leadership has previous experience in the Permian Basin and a track record of maximizing large-scale oil developments to increase production, reserves and enterprise value while lowering expenses.

WPX plans to increase the rig count on the Permian assets from four to six by the end of this year. Information about WPX’s projected capital spending for 2015 through 2017 is available in a presentation in the investor section at www.wpxenergy.com.

STRATEGIC BENEFITS OF THE ACQUISITION

WPX has leading positions in the core of North Dakota’s Williston Basin, New Mexico’s San Juan Basin and Colorado’s Piceance Basin. WPX produced 169.1 Mboe/d in first-quarter 2015 and surpassed 50,000 barrels per day of total liquids (oil and NGL) production for the first time in the company’s history. Entering the Permian Basin allows WPX to:

•	Establish long-term oil visibility. The acquisition will increase WPX’s drilling inventory in oil basins to approximately 4,600 locations, making WPX an attractive option for investors seeking high-margin core Permian production, complemented by Williston and San Juan oil growth.

•	Develop de-risked stacked pay acreage. The assets currently produce approximately 22,000 boe/d, 69 percent of which is oil and NGL. The 92,000 net acres represent more than 670,000 prospective net effective acres of stacked pay. RKI has a 99 percent drilling success rate on its properties.

•	Spur oil volume growth even more. WPX has reported double-digit oil volume growth in each of the past three years. Now WPX is projecting oil production growth of approximately 125 percent from current 2015 guidance to 2017 pro forma projections.

•	Pursue substantial upside. The assets have existing production from 10 of 12 prospective benches in the Delaware play – a 9,000 foot hydrocarbon-charged stratigraphic column that includes the Wolfcamp, Bone Spring, Avalon and Delaware Sands intervals. Significant upside exists through future horizontal downspacing and enhanced completions.

•	Add scalable infrastructure. The purchase includes 192 miles of gas gathering pipeline, 90 MMcf/d of gas compression capacity, a 174-mile produced water system, and 16 miles of fresh water transfer pipe. Owned and operated midstream systems that are integrated with E&P activity support lower costs, margin development and long-term optionality. This existing infrastructure has the capacity to support increased volumes.

•	Further diversify its asset portfolio. Adding RKI’s assets would increase WPX’s total proved liquids reserves by 33 percent to 268 MMbbl as of year-end 2014. RKI had 102 MMboe of proved reserves at year-end 2014, including 40 MMbbl of oil and 26 MMbbl of NGL. Total net resource potential for the RKI assets is estimated at more than 1.1 billion boe.

CONSISTENT WITH WPX’S LONG-TERM STRATEGY

As WPX stated in its strategy rollout last fall, the company expects to maximize returns and margins by transitioning its historically gas-weighted portfolio to more oil production and more oil inventory.

“We have a plan in place, we’re executing very well and it shows in our results,” Muncrief said. “We believe this transaction will help us take our plan further and execute it faster.”

WPX has grown its oil output from 8 percent of equivalent production to 20 percent over the past three years. With the transformative RKI transaction, WPX expects oil to account for approximately 22 percent of equivalent production this year, 30 percent in 2016, and 36 percent in 2017 on a pro forma basis.

Cash margins are also expected to benefit significantly from the transaction. WPX is projecting cash margins to grow approximately 45 percent from more than $13.25 per boe on a standalone basis in 2015 to more than $19 per boe in 2017 on a pro forma basis.

WPX also expects to grow cash flow approximately 25 percent from roughly $3.75 per share on a standalone basis in 2015 to more than $4.60 per share on a pro forma basis in 2017.

Giving effect to the transaction, WPX projects EBITDAX to grow to $1.5-$1.7 billion in 2017 on a pro forma basis. EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses.

PRO FORMA PROJECTIONS	2015	2016	2017
EQUIVALENT PRODUCTION (Mboe/d)	160 - 165	180 - 190	190 - 210
% OIL	22	30	36
EBITDAX (in billions)	$0.9 - $1.0	$1.1 - $1.2	$1.5 - $1.7

WPX’s pro forma projections are based on an assumed effective date of Sept. 1, 2015, for closing the RKI acquisition. Additional details and information about WPX’s commodity price assumptions are available in a presentation in the investor section at www.wpxenergy.com.

“This transaction drives significant, measurable value for shareholders,” Muncrief added. “RKI’s wells generate 30 percent returns at $60 WTI prices and we look forward to capturing upside beyond that by employing additional completion technology.”

POSITIONED FOR TRANSFORMATION

WPX has been active on the acquisitions and divestiture front in 2014 and 2015, executing more than $1.5 billion in transactions prior to its agreement with RKI. The previous transactions increased WPX’s financial flexibility.

“Our ability to execute is one of our strengths. All of the progress we’ve made focusing our business and strengthening our balance sheet has positioned us to be opportunistic,” Muncrief said.

Since joining WPX in May 2014 from Continental Resources, CEO Rick Muncrief has focused on profitability, business development, reshaping the company’s portfolio, improving balance sheet strength, increasing technical talent and enhancing the depth of WPX’s management team.

Under Muncrief’s leadership, WPX has reported three consecutive profitable quarters, reallocated capital to higher-return opportunities, increased crude oil volumes 79 percent vs. first-quarter 2014, and reduced drilling and completion costs in the Williston Basin by more than 30 percent.

WPX currently expects second quarter total production of approximately 165 Mboe/d, including at least 32,000 barrels per day of oil production, EBITDAX of $215-$235 million and capital expenditures of $130-$155 million. Additionally, WPX had approximately $320 million in unrestricted cash and cash equivalents at June 30, 2015.

WPX has not reconciled the second-quarter 2015 EBITDAX range because applicable information on which this reconciliation is based is not readily available at this time and, accordingly, cannot be included without unreasonable effort.

INTEGRATING THE ORGANIZATIONS

WPX plans to retain RKI staff upon closing, as well as its offices in Oklahoma City, Okla., and Carlsbad, N.M. WPX’s corporate headquarters will remain in Tulsa, Okla.

“There’s substantial knowledge and expertise behind RKI’s assets. We look forward to welcoming the talented employees of RKI to our company,” Muncrief said.

“Having operations and technical teams already in place and on the ground will help grow production, drive efficiencies and optimize resource potential,” Muncrief added.

Ronnie K. Irani, RKI’s founder, president and CEO, commented, “We’re very pleased that our high-quality Permian holdings will be managed and developed by WPX, a technically minded company that can take the potential of our acreage and infrastructure to significantly higher levels.

“Turning over the reins of RKI to a proven operator is very important to me and our team because of the great pride we have in this exceptional asset base we have amassed and developed over the past 10 years. We’re also very pleased that WPX is an Oklahoma-based company with significant growth prospects which will continue to benefit the state.

“We have a lot to be proud of in this company – our people, our success and the extensive long-term potential we have created,” Irani added.

The board of directors of WPX and the board of managers of RKI unanimously approved the merger agreement. In addition, the merger agreement was adopted and approved by the holders of approximately 85 percent of the issued and outstanding RKI limited liability company interests following the entry into the merger agreement by RKI.

The closing of the transaction is subject to customary closing conditions. The parties expect to complete the transaction by the end of the third-quarter 2015.

TRANSACTION TERMS AND FINANCING

RKI unit holders will receive 40 million shares of WPX stock, valued at approximately $470 million based on the terms of the agreement. WPX intends to fund the balance of the acquisition through a combination of long-term debt, additional equity and cash on hand.

WPX has obtained committed financing from Barclays in connection with the transaction. WPX also will amend its existing unsecured credit facility.

WPX is targeting a net debt/EBITDAX ratio of 2x by year-end 2017 through underlying cash flow growth projections and portfolio rationalization opportunities. This could include the monetization of midstream infrastructure, non-operated properties or other asset sales, along with evaluating creative options to unlock Piceance Basin value.

Barclays and Tudor, Pickering, Holt & Co. acted as financial advisors to WPX on the RKI transaction. Weil, Gotshal and Manges LLP served as legal advisor to WPX.

CONFERENCE CALL AND WEBCAST DETAILS

WPX will hold a conference call with investors at 8:30 a.m. Eastern today to discuss this announcement. A presentation and a link to the live webcast are available at www.wpxenergy.com.

A limited number of phone lines will be available at (877) 201-0168. International callers should dial (647) 788-4901. The conference code for both phone numbers is 84284918.

A replay of the call will be available beginning this afternoon. The replay will be available on WPX’s website for one year.

About WPX Energy, Inc.

WPX is a domestic energy producer with operations in the western United States. The company has reported double-digit oil volume growth in each of the past three years and operates more than 5,000 natural gas wells. WPX is reshaping its portfolio through more than $4 billion of acquisitions and divestitures.

# # #

This communication includes and references forward-looking statements, including but not limited to those regarding the proposed transaction between the Company and RKI Exploration & Production, LLC (“RKI”) (the “Transaction”) and the transactions related thereto, the future performance of their businesses, the synergies of the Company and RKI, and similar things. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, margins and profitability. Forward-looking statements may use the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would,” “forecast” and similar terms and phrases to identify forward-looking statements, and include the assumptions that underlie such statements. Although the Company believes the assumptions upon which these forward-looking statements are based are reasonable, there can be no assurance that the results implied or expressed in such forward-looking statements or information or the underlying assumptions will be realized and that actual results of operations or future events will not be materially different from the results implied or expressed in such forward-looking statements or information. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the ability of the parties to consummate the Transaction in a timely manner or at all; satisfaction of the conditions precedent to consummation of the Transaction, including approval by RKI’s members; the possibility of litigation (including related to the Transaction itself); the Company’s ability to successfully integrate RKI’s operations, technology and employees and realize the expected benefits of the Transaction, on the expected timeline or at all; unknown, underestimated or undisclosed commitments or liabilities; the level of demand for the combined companies’ products, which is subject to many factors, including uncertain global economic and industry conditions, and natural gas and oil prices generally; state and federal environmental, economic, health and safety, energy and other policies and regulations, including those related to climate change and any changes therein, and any legal or regulatory investigations, delays or other factors beyond the control of the Company or RKI; and other risks described in the Company’s SEC filings. The forward-looking statements in this communication speak only as of the date of this communication. Under no circumstances should the inclusion of the forward-looking statements or information be regarded as a representation, undertaking, warranty or prediction by the Company or any other person with respect to the accuracy thereof or the accuracy of the underlying assumptions, or that the Company will achieve or is likely to achieve any particular results.

The forward-looking statements or information are made as of the date hereof and the Company disclaims any intent or obligation to update publicly or to revise any of the forward-looking statements or information, whether as a result of new information, future events or otherwise. Recipients are cautioned that forward-looking statements or information are not guarantees of future performance and, accordingly, recipients are expressly cautioned not to put undue reliance on forward-looking statements or information due to the inherent uncertainty therein.

The SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. We have elected to use in this presentation “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure regarding our business that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.